Exhibit 5.1

ATTORNEYS AT LAW	Palo Alto, CA 650 843-5000

380 Interlocken Crescent	Reston, VA
Suite 900	703 456-8000
Broomfield, CO
80021-8023	San Diego, CA
Main 720 566-4000	858 550-6000
Fax 720 566-4099
San Francisco, CA
415 693-2000

February 15, 2006	www.cooley.com	Washington, DC 202 842-7800

Alexza Pharmaceuticals, Inc.	BRENT D. FASSETT
1020 E. Meadow Circle	(720) 566-4025
Palo Alto, CA 94303	Fassettbd@cooley.com
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Alexza Pharmaceuticals, Inc., a Delaware corporation, (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) (Registration Statement No. 333-130644) with the Securities and Exchange Commission covering an underwritten public offering of up to six million three hundred twenty-five thousand (6,325,000) shares of common stock, including eight hundred twenty-five (825,000) shares of common stock for which the underwriters have been granted an over-allotment option (the “Shares”). All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.
In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as currently in effect, (c) the Company’s Restated Certificate of Incorporation, filed as Exhibit 3.5 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.7 to the Registration Statement, each of which shall be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law, and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the general corporation laws of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward llp
/s/ Brent D. Fassett
Brent D. Fassett